Exhibit 10.6
BURFORD CAPITAL
DEFERRED COMPENSATION PLAN

AMENDMENT NO. 1
EFFECTIVE as set forth below
Section 9.2 of the Burford Capital Deferred Compensation Plan, effective as of February 1, 2021 and as amended and restated effective April 1, 2024 (the “Plan”), authorizes the Compensation Committee of Burford Capital Limited or its duly authorized designee to amend the Plan at any time. In accordance with Section 9.2(ii) and (iii) of the Plan, the Plan is hereby amended. Accordingly:
Section 5.1 is hereby amended and restated in its entirety as follows (underlined and struck-through language for illustrative purposes only), effective as of November 27, 2024:
Discretionary Matching Credit. If a Participant allocates Deferrals that were made in the current or immediately preceding calendar year (or any dividends attributable to Deferrals allocated to Stock) to Stock (which may occur only during a Trading Period), the Company may credit the Participant’s Account with a matching Company Credit equal to a percentage of the Deferrals allocated to Stock during the applicable Trading Period; provided that matching Company Credits shall not be made with respect to Deferrals attributable to RSUs or to Compensation of a Non-Employee Director. The Company may establish limits on the amount of the matching Company Credit to ensure that no allocation is matched more than once or for any other reason, and the amount of a matching Company Credit may be rounded up or down to the next whole unit of Stock, in the sole discretion of the Committee. Matching Company Credits shall be credited to the Participant’s Discretionary Contribution Account established for the Trading Period in which the Deferrals giving rise to such matching Company Credits are first allocated to Stock.

Matching Company Credits (which may be zero) are determined by the Company in its sole discretion. The crediting of a matching Company Credit in respect of one Trading Period does not obligate the Committee to make matching Company Credits in respect of any subsequent Trading Period. Such matching Company Credits will be credited in the amount, if any, and at such time or times as the Committee shall determine.

The following is hereby added to the end of Section 5.2, effective as of February 8, 2023:
For the further avoidance of doubt, a participant Participant’s Account shall become fully vested if the Participant retires.
The last sentence of the second paragraph of Section 7.6 (“Stock”) is amended and restated in its entirety to read as follows, effective as of February 1, 2021:
Dividend equivalents will be credited in cash with respect to RSUs once such RSUs have vested under the Stock Plan and been credited to the Participant’s RSU Account.

Except as amended hereby, the terms of the Plan remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this Amendment No. 1 to the Plan as of the 27nd day of November, 2024, to be effective as of the dates set forth above.

By: Philip Braverman

Its: Managing Director, Tax & HR

/s/ Philip Braverman

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